Exhibit 99.1
SELECTICA ANNOUNCES SETTLEMENT OF PATENT LITIGATION
SAN JOSE, Calif. – January 12, 2006 – Selectica, Inc. announced today that it has reached an amicable settlement with Trilogy Software, Inc. of the patent lawsuit that has been pending in the United States District Court for the Eastern District of Texas since April of 2004.
Under the terms of the settlement, Selectica will make a one time payment to Trilogy of $7.5 million and Trilogy and Selectica will enter into a cross license of the asserted patents for the life of the patents and mutually dismiss with prejudice all claims made against the other in the litigation.
The parties have agreed that the resolution of this lawsuit does not constitute an admission or concession of liability or fault by either party.
About Selectica, Inc.
Founded in 1996, Selectica (Nasdaq: SLTC) provides high-performance enterprise software that enables customers to manage and sell complex offerings, and ensure compliance. The company’s solutions are used to simplify, integrate and accelerate product lifecycle management, order configuration, pricing and contract management.
Selectica customers represent global manufacturing and service leaders including: 7-Eleven, ABB, Alcoa, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Rockwell Automation, Seton Hospital, Time Warner and Triad Hospitals. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.
Contact:
At Financial Relations Board:
Tony Rossi
Investor Relations
310-854-8317
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